Exhibit 10.3

PRICELINE.COM INCORPORATED 1999 OMNIBUS PLAN

RESTRICTED STOCK UNIT AGREEMENT — NON-EMPLOYEE DIRECTORS

This RESTRICTED STOCK UNIT AGREEMENT (“Agreement”) is made by and between priceline.com Incorporated, a Delaware corporation, with its principal United States office at 800 Connecticut Avenue, Norwalk, Connecticut 06854 (the “Company”), and the Participant, as of the Grant Date, which is set forth in the grant header to this Agreement on the website of the Company’s third-party equity plan administrator (to be referred to herein as the “Grant Header”).  Pursuant to terms of the priceline.com Incorporated 1999 Omnibus Plan, as amended (the “Plan”), the Board of Directors of the Company (the “Board”) has authorized this Agreement.

Unless otherwise indicated, any capitalized term used herein, but not defined herein, shall have the meaning ascribed to such term in the Plan.

1.                                       The Grant

(a)                                  Subject to the terms and conditions set forth herein, the Participant hereby is granted on the Grant Date the number of RSUs as indicated on the Grant Header under “Grant Amount.”

(b)                                 Subject to Sections 4 and 5 hereof, all of the RSUs granted under this Agreement shall vest on March 5, 2012 (the “Vesting Date”); provided that the Participant remains in Continuous Service through the Vesting Date.  For avoidance of doubt, subject to Sections 4 and 5 hereof, the Participant shall not proportionately or partially vest in any RSUs during any period prior to the Vesting Date, and the Participant shall become vested in the RSUs only on the Vesting Date pursuant to this Section 1(b).

(c)                                  Subject to Section 6, upon satisfaction of the vesting requirements set forth in Sections 1(b) or 5 and within ten (10) days of the applicable vesting date, the Company shall issue the Participant one (1) share of Stock free and clear of any restrictions for each vested RSU.

(d)                                 For purposes of this Agreement, “Continuous Service” shall mean that the Participant’s service as a director of the Board is not interrupted or terminated.

2.                                       No Dividend Equivalents

The Participant shall not be entitled to receive any dividends or dividend equivalents in respect of any distributions paid with respect to any share of Stock underlying the RSUs granted under this Agreement that become declared or payable with respect to a record date prior to the date on which shares of Stock are issued to the Participant pursuant to this Agreement.

3.                                       No Voting Rights

The Participant shall not be a stockholder of record and shall have no voting or other stockholder rights with respect to shares of Stock underlying the RSUs granted under this Agreement prior to the date on which shares of Stock are issued to the Participant pursuant to this Agreement.

4.                                       Effect of Termination of Continuous Service

(a)                                  If the Participant’s Continuous Service terminates prior to the Vesting Date for any reason other than the Participant’s death or Disability, then the RSUs granted under this Agreement shall be immediately forfeited and cancelled.

(b)                                 Notwithstanding anything herein to the contrary, if the Participant’s Continuous Service terminates prior to the Vesting Date as a result of the Participant’s death or Disability, then the RSUs granted under this Agreement shall be fully vested on the date the Participant’s Continuous Service terminates.

(c)                                  For purposes of this Agreement, “Disability” shall mean that (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

5.                                       Effect of Change in Control

Notwithstanding anything herein to the contrary, in the event a Change in Control that constitutes a permitted distribution event under Section 409A(a)(2) of the Code occurs prior to the Vesting Date, the RSUs granted under this Agreement shall be fully vested on the effective date of the Change in Control, if the Participant was in Continuous Service immediately prior to the Change in Control.

6.                                       Deferral

(a)                                  Ability to Defer.  Notwithstanding Section 1(c) hereof, the Participant may elect to defer receipt of all or any portion of the shares of Stock to be delivered in respect of vested RSUs until the 90th day after the termination of the Participant’s Continuous Service with the Company (the “Deferred Payment Date”).  Deferred vested RSUs will be credited to a bookkeeping account in the Participant’s name.

(b)                                 Elections.  An election made pursuant to Section 6(a) must be made in writing and delivered to the Company no later than March 4, 2011.  If the Participant does not file an election form by the specified date, the Participant will receive the RSUs when they otherwise would have been paid pursuant to Section 1(c) hereof.

(c)                                  Crediting to Accounts.  If the Participant elects to defer receipt of any vested RSUs, a number of deferred units equal to the number of shares of Stock that would otherwise have been delivered to the Participant pursuant to Section 1(c) hereof

(the “Deferred Units”) will be credited to the Participant’s account as of the day such shares of Stock underlying the vested RSUs would have been paid.  The Deferred Units credited to the Participant’s account will represent the number of shares of Stock that the Company will issue to the Participant on the Deferred Payment Date.  All Deferred Units will be 100% vested at all times.

(d)                                 Deferral Period.  Subject to Section 6(e), the Deferred Units will be subject to a deferral period beginning on the date of crediting to the Participant’s account and ending upon the Deferred Payment Date and will be paid in a lump sum on the Deferred Payment Date; provided, however, that if the Participant is a “specified employee” (within the meaning of Section 409A of the Code) on the date of termination of the Participant’s Continuous Service with the Company, the Deferred Units will be paid in a lump sum on the date that is the first day of the seventh month after the date of the Participant’s “separation from service” with the Company.  During the deferral period, the Participant will not have any right to transfer any rights under his or her Deferred Units and will have no other rights of ownership therein.

(e)                                  Early Payment.  Notwithstanding the foregoing provisions or any deferral election made by the Participant, in the event that the Participant has not received payment of the Deferred Units on or before the effective date of a Change in Control that constitutes a permissible distribution event under Section 409A(a)(2) of the Code, the Deferred Units will be paid in full in a single lump sum payment of shares of Stock to the Participant on the 90th day after the effective date of such Change in Control.

7.                                       Nontransferability of Grant

Except as otherwise provided herein or in the Plan, RSUs shall not be assigned, negotiated, pledged, or hypothecated in any way or be subject to execution, attachment or similar process.  No transfer of the Participant’s rights with respect to an RSU, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted.  Immediately upon any attempt to transfer such rights, such RSU, and all of the rights related thereto, shall be forfeited by the Participant.

8.                                       Stock; Adjustment Upon Certain Events

(a)                                  Stock to be issued under this Agreement, if any, shall be made available, at the discretion of the Board, either from authorized but unissued Stock, from issued Stock reacquired by the Company or from Stock purchased by the Company on the open market specifically for this purpose.

(b)                                 The existence of this Agreement and the RSUs granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company or any affiliate, any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Stock, the authorization or issuance of additional shares of Stock, the dissolution or liquidation of the Company or any affiliate or sale or transfer of all or part of the assets or business of the Company or any affiliate, or any other corporate act or proceeding.

(c)                                  In the event of a Change in Control, the consideration payable to other shareholders of the Company shall be substituted for the stock issuable hereunder.

9.                                       Determinations

Each determination, interpretation or other action made or taken pursuant to the provisions of this Agreement by the Committee or the Board in good faith shall be final, conclusive and binding for all purposes and upon all persons, including, without limitation, the Participant and the Company, and their respective heirs, executors, administrators, personal representatives and other successors in interest.

10.                                 Other Conditions

The transfer of any shares of Stock underlying the RSUs shall be effective only at such time as counsel to the Company shall have determined that the issuance and delivery of such shares are in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which Stock is traded.

11.                                 Incorporation of the Plan

The Plan, as it exists on the date of this Agreement and as amended from time to time, is hereby incorporated by reference and made a part hereof, and the RSUs and this Agreement shall be subject to all terms and conditions of the Plan.  In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the terms of the Plan shall control, except as expressly stated otherwise.

12.                                 Electronic Delivery

The Company may, in its sole discretion, deliver any documents related to these RSUs and the Participant’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or to request the Participant’s consent to participate in the Plan by electronic means.  The Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

13.                                 Section 409A of the Code

To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) do not apply to the Participant.  This Agreement and the Plan shall be administered in a manner consistent with this intent.  Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any regulations, or any other formal guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

14.                                 Miscellaneous

(a)                                  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal legal representatives, successors,

trustees, administrators, distributees, devisees and legatees.  The Company shall assign to, and require, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree in writing to perform this Agreement.  Notwithstanding the foregoing, this Agreement may not be assigned by the Participant.

(b)                                 No modification or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the party against whom it is sought to be enforced.

(c)                                  This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one agreement.

(d)                                 The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

(e)                                  The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

(f)                                    The Company shall pay all fees and expenses necessarily incurred by the Company in connection with this Agreement and will from time to time use its reasonable efforts to comply with all laws and regulations which, in the opinion of counsel to the Company, are applicable thereto.

(g)                                 All notices, consents, requests, approvals, instructions and other communications provided for herein shall be validly given or made when delivered to the persons entitled or required to receive the same, at the addresses set forth at the heading of this Agreement or to such other address as either party may designate by like notice.  Notices to the Company shall be addressed to its principal office, attention of the Company’s General Counsel.

(h)                                 The Plan, this Agreement, and the Grant Header constitute the entire Agreement and understanding between the parties with respect to the matters described herein and supersede all prior and contemporaneous agreements and understandings, oral and written, between the parties with respect to such subject matter.

(i)                                     This Agreement shall be governed and construed and the legal relationships of the parties determined in accordance with the laws of the state of Delaware without reference to principles of conflict of laws.

(j)                                     The Company represents and warrants that it is duly authorized by its Board and/or the Committee (and by any other person or body whose authorization is required) to enter into this Agreement, that there is no agreement or other legal restriction which would prevent it from entering into, and carrying out its obligations under, this

Agreement, and that the officer signing this Agreement is duly authorized and empowered to sign this Agreement on behalf of the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

PRICELINE.COM INCORPORATED

Jeffery Boyd

Chief Executive Officer